Filed Pursuant to Rule 433
Registration File No. 333-200421
February 23, 2015

KINDER MORGAN, INC.
Pricing Term Sheet

$800,000,000 5.050% Senior Notes due 2046

Issuer:	Kinder Morgan, Inc.
Ratings: (Moody’s / S&P / Fitch)*	Baa3 / BBB- / BBB-
Ratings Outlooks: (Moody’s / S&P / Fitch)*	Stable / Stable / Stable
Security Type:	Senior Notes
Pricing Date:	February 23, 2015
Settlement Date (T+3):	February 26, 2015
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2015

Maturity Date:	February 15, 2046
Principal Amount:	$800,000,000
Benchmark Treasury:	3.000% due November 15, 2044
Benchmark Treasury Price / Yield:	106-28 / 2.664%
Spread to Benchmark Treasury:	240 bps
Yield to Maturity:	5.064%
Coupon:	5.050%
Price to the Public:	99.784%
Optional Redemption:

At any time prior to August 15, 2045 (the date that is six months prior to the maturity date of the notes, the “Early Call Date”), we may redeem all or a part of the notes at a price equal to (a) the greater of: (1) 100% of the principal amount of the notes to be redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed that would be due if such notes matured on the Early Call Date but for the redemption (exclusive of any portion of the payments of interest accrued to the date of redemption), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at T + 40 basis points, plus (b) accrued but unpaid interest thereon to, but not including, the redemption date.

At any time on or after the Early Call Date, we may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

CUSIP / ISIN:	49456B AJ0/ US49456BAJ08
Joint Book-Running Managers:

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

RBS Securities Inc.

DNB Markets, Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers	BBVA Securities Inc. CIBC World Markets Corp. Natixis Securities Americas LLC Regions Securities LLC

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Modifications to the Preliminary Prospectus Supplement

Optional Redemption - certain revised and additional defined terms

The current definition of “Comparable Treasury Issue” at page S-9 is hereby modified by deleting the words (“Remaining Life”) and adding the words (assuming, for this purpose, that the notes mature on the Early Call Date) to the end of the last sentence.

The following definition of “Comparable Treasury Price” is inserted after the definition of “Comparable Treasury Issue” and the following definition of  ‘‘Reference Treasury Dealer Quotations’’ is inserted after the definition of ‘‘Reference Treasury Dealer,’’ each on page S-9 of the Preliminary Prospectus Supplement:

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

‘‘Reference Treasury Dealer Quotations’’ means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Legend

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBC Capital Markets, LLC toll-free at 1-866-375-6829, or RBS Securities Inc. toll-free at 1-866-884-2071.